EXHIBIT 99

                        SUIT FILED AGAINST BRUNSWICK

                                                   For Immediate Release

         LAKE FOREST, Ill., Jan. 5, 1999 - Brunswick Corporation (NYSE: BC) announced today that it has been served with a lawsuit filed recently in Federal District Court in Virginia claiming Brunswick violated various provisions of the antitrust laws in connection with its sales of MerCruiser sterndrive and inboard engines. The suit was filed by Volvo Penta of the Americas, Inc., seeking damages in an unspecified amount and injunctive relief. Brunswick said it believes the suit is without merit and will aggressively defend itself against it. The complaint invokes the allegations contained in a suit brought in Little Rock, Ark., where, as previously reported, a jury awarded a group of 22 boat builders treble damages totaling $133 million in June 1998. The company is in the process of appealing this verdict. While there can be no assurances, the company believes the jury verdict will ultimately be reversed.

         Brunswick Corporation is a multinational company serving outdoor and indoor active recreation markets with consumer products that include such leading brands as Zebco and Quantum fishing equipment; American Camper and Remington camping gear; Igloo coolers and ice chests; Mongoose, Roadmaster and Ride Hard bicycles; Brunswick bowling and family entertainment centers, equipment and consumer products; Brunswick billiards tables; Life Fitness, Hammer Strength and ParaBody exercise equipment; Sea Ray, Bayliner and Maxum pleasure boats, Baja high-performance boats, Boston Whaler and Trophy offshore fishing boats; Mercury, Mariner and Force outboard engines and MerCruiser sterndrives and inboard engines.